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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   2  )*
                                           -----


                Specialized Health Products International, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   847461100
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

- -----------------------                                  ---------------------
  CUSIP NO. 847461100                   13G                PAGE 2 OF 4 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Capital Growth International L.L.C.
      06-1389088

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            938,040

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             938,040

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      938,040

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.8%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages

                                                               Page 3 of 4 Pages


ITEM 1.
(a)  Name of Issuer:  Specialized Health Products International, Inc.
(b)  Address of Issuer's Principal Executive Offices:
     655 East Medical Drive, Bountiful, Utah 84010

ITEM 2.
(a)  Name of Person Filing:  Capital Growth International L.L.C.
(b)  Address of Principal Business Office or, if none, Residence:
     666 Steamboat Road, Greenwich, CT 06830
(c)  Citizenship:  United States (Delaware)
(d)  Title of Class of Securities:  Common Stock
(e)  CUSIP Number:  847461100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [X]  Broker or dealer registered under Section 15 of the Act,
(b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
(c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act,
(e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g)  [ ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
          Item 7,
(h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP
(a) Amount beneficially owned: 938,040, all of which the person filing has the right to acquire through the exercise of stock purchase warrants and stock options.
(b)  Percent of class:  9.8%
(c)  Number of shares as to which such person has:

       (i)  sole power to vote or to direct the vote:               938,040
      (ii)  shared power to vote or to direct the vote:                0
     (iii)  sole power to dispose or to direct the disposition of:  938,040
      (iv)  shared power to dispose or to direct the disposition  of:  0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

                                                               Page 4 of 4 Pages


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             September 2, 1996
                                       ------------------------------
                                                  Date


                                            /s/ Stanley Hollander
                                       ------------------------------
                                                Signature


                                       Stanley Hollander, President
                                       ------------------------------
                                                 Name/Title